Exhibit 4.1

[Specimen NextGen Healthcare, Inc. Common Stock Certificate]

NUMBER	SHARES

NEXTGEN HEALTHCARE, INC.

INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE

This Certifies that                                      is the registered holder of                                               Shares of the Common Stock of NextGen Healthcare, Inc., par value $0.01 per share, transferable only on the books of the Corporation by the holder hereof in person or by Attorney upon surrender of this Certificate properly endorsed.

In Witness Whereof, the said Corporation has caused this Certificate to be signed by its duly authorized officers and its Corporate Seal to be hereunto affixed

this day	of A.D. 20